Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Stewart Information Services Corporation:
We consent to incorporation by reference in the registration statement (No. 333-124954) on Form S-8 and the registration statement (No. 333-58022) on Form S-3 of Stewart Information Services Corporation of our reports dated March 1, 2007 with respect to the consolidated balance sheets of Stewart Information Services Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of earnings, retained earnings and comprehensive earnings, and cash flows for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules, management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K of Stewart Information Services Corporation.

/s/ KPMG LLP
Houston, Texas March 1, 2007